Exhibit 10.41

Veraz Networks, Inc 926 Rock Avenue, Suite 20 San Jose, CA 95131 USA
[Veraz Networks Logo]	www.veraznetworks.com	Tel: +1-408-750-9400 Fax: +1-408-546-0081

November 29, 2007

Mr. Mike West
C/O Veraz Networks, Inc.
926 Rock Avenue, Suite 20
San Jose, CA 95131

Re:     Appointment to the Board of Directors of Veraz Networks, Inc. (“Veraz”)

Dear Mike:

I am very happy to report that, as we have previously agreed, you were appointed to the Board of Directors of Veraz (the “Board”) at a meeting held today. Additionally, you were appointed to be a member of the nominating, governance and compensation committees of the Board.

You have been automatically granted a non-statutory stock option to purchase 15,000 shares of Veraz’s common stock, at an exercise price equal to $4.85 (the closing price of Veraz common stock as of today). Additionally, the Board has granted to you 10,000 restricted stock units. Twenty-five percent (25%) of the RSUs and the shares underlying the option shall vest on each of November 30, 2008; November 30, 2009, November 30, 2010; and November 20, 2011 for so long as you continue to serve as a director, until the entire amount of the grant is vested. All additional terms, including acceleration of vesting following a Change of Control, are set forth in Veraz’ 2006 Equity Incentive Plan, a copy of which is attached hereto. A copy of the grant notice and additional documentation regarding the above-described grant will be provided within a week.

As a non-employee director of Veraz, you will receive an annual retainer of $10,000 for your services as a member of the Board, an additional annual retainer of $5,000 per committee for your services on the compensation, governance and nominating committees of the Board for a total annual retainer of $25,000. All payments will be made on a quarterly basis. Veraz will also reimburse you for your travel expenses in attending board and committee meetings.

I have also attached for your information a copy of Veraz’s standard indemnification agreement. We have entered into this agreement with all directors, officers and certain other employees. This agreement provides, among other things, that we will indemnify our directors for any and all expenses, including attorneys’ fees, in any action or proceeding arising out of service as one of our directors. Additionally, for your information, I have attached a copy of the summary of our current Director and Officer Summary of Insurance. Obviously, you will be covered by this policy immediately after joining the Board.

1.

I trust that you will find these terms and conditions consistent with our prior agreement. Please sign and date this letter below as well as the attached indemnification agreement. We look forward to a productive and enjoyable future relationship.

Very truly yours,

Veraz Networks, Inc.

By:	/s/ Douglas A. Sabella Douglas A. Sabella President and CEO

Accepted:

/s/ Mike West	1/21/08

Date

Attachments:
     2006 Equity Incentive Plan
     Indemnification Agreement
     Director and Officer Summary of Insurance